Filed Pursuant to Rule 433
Issuer Free Writing Prospectus dated January 31, 2017
Relating to Preliminary Prospectus dated January 31, 2017
Registration No. 333-207243

Laureate Education, Inc.

This free writing prospectus is being filed to update certain disclosures that had been provided in Laureate Education, Inc.’s (the “Company”) preliminary prospectus dated January 31, 2017 (the “Preliminary Prospectus”), set forth in Amendment No. 7 to the Registration Statement on Form S-1 (File No. 333-207243), as filed with the Securities and Exchange Commission on January 31, 2017 (as so amended, the “Registration Statement”), relating to the Company’s proposed offer and sale of shares of its Class A common stock. Capitalized terms used herein but not defined shall have the meaning set forth in the Preliminary Prospectus.

This free writing prospectus relates only to the securities described in the Registration Statement and should be read together with the Preliminary Prospectus, including the section entitled “Risk Factors” beginning on page 29 of the Preliminary Prospectus.

As part of the initial public offering of 29,000,000 shares of the Company’s Class A common stock, an affiliate of Kohlberg Kravis Roberts & Co. L.P. intends to purchase up to an aggregate of $50 million in shares of the Company’s Class A common stock offered pursuant to the Preliminary Prospectus directly from the Company at the initial public offering price. The underwriters will not receive any underwriting discounts or commissions from the Company’s sale of such shares. KKR is one of the Wengen Investors and Wengen, the Company’s controlling stockholder, will continue to control a majority of the Company’s voting power of its outstanding common stock after completion of the initial public offering. For more information about Wengen and the Wengen Investors, see “Security Ownership of Certain Beneficial Owners and Management” in the Preliminary Prospectus.

The offering is being made only by means of a prospectus. A copy of the final prospectus related to the offering may be obtained from Credit Suisse Securities (USA) LLC, Attention: Prospectus Department, One Madison Avenue, New York, NY 10010, or by calling toll-free at (800) 221-1037, or by e-mail at newyork.prospectus@credit-suisse.com; Morgan Stanley & Co. LLC, Attention: Prospectus Department, 180 Varick Street, 2nd Floor, New York, NY 10014; or Barclays Capital Inc., c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, or by calling toll-free at (888) 603-5847, or by e-mail at barclaysprospectus@broadridge.com.